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                                                                      EXHIBIT 11




                        PERITUS SOFTWARE SERVICES, INC.


             STATEMENT RE COMPUTATION OF NET LOSS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                       Three Months Ended          Nine Months Ended
                                          September 30,               September 30,
                                          -------------               -------------
                                            1999         1998       1999        1998
                                            ----         ----       ----        ----
Net loss, as reported.....................   $   (71)   $(16,132)   $(2,558)   $(21,329)

Net loss attributable to common
   stockholders...........................   $   (71)   $(16,132)   $(2,558)   $(21,329)
                                             -------    --------    -------    --------
Weighted averages shares outstanding -
Basic.....................................    16,763      16,294     16,496      16,121
Adjustments thereto:
Shares attributable to common stock
   equivalents............................       --          --         --          --
Weighted average shares outstanding -
   Diluted................................   16,763      16,294     16,496      16,121
                                            =======    ========    =======    ========
Net loss per share:
Basic.....................................  $ (0.00)   $  (0.99)   $ (0.16)   $  (1.32)
                                            =======    ========    =======    ========
Diluted...................................  $ (0.00)   $  (0.99)   $ (0.16)   $  (1.32)
                                            =======    ========    =======    ========
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